Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in this Registration Statement on Form S-4 of Leucadia National Corporation (“Leucadia”) and all supplements and amendments thereto (the “Registration Statement”), as a person to become a director of Leucadia, effective upon the Second Effective Time (as defined in the Agreement and Plan of Merger, dated as of November 11, 2012, by and among Leucadia, Limestone Merger Sub, LLC, Jefferies Group, Inc., JSP Holdings, Inc. and Jasper Merger Sub, Inc.) and to the filing of this consent as an exhibit to this Registration Statement.

December 5, 2012

	By:	/s/ Richard B. Handler

Richard B. Handler